As Filed with the Securities and Exchange Commission on May 21, 2004

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COVALENT GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	56-1668867
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Glenhardie Center

1275 Drummers Lane

Suite 100

Wayne, PA 19087

(Address of principal executive offices)

COVALENT GROUP, INC. 2002 EQUITY INCENTIVE PLAN

AMENDED AND RESTATED 1996 COVALENT GROUP, INC. STOCK INCENTIVE PLAN

(Full title of the plans)

Kenneth M. Borow, M.D.

President and Chief Executive Officer

One Glenhardie Center

1275 Drummers Lane

Suite 100

Wayne, PA 19087

(Name and address of agent for service)

(610) 975-9533

(Telephone number, including area code, of agent for service)

With copy to:

Steven J. Feder, Esq.

Pepper Hamilton LLP

400 Berwyn Park, 899 Cassatt Road

Berwyn, PA 19312

(610) 640-7800

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	994,666	(2)	$ (4)	$3,200,585.27	$405.51

Common Stock	500,000	(3)	$ (5)	$1,887,469.22	$239.14

TOTAL	1,494,666			$5,088,054.49	$644.65

(1)	Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance for any future stock split, stock dividend or similar adjustments of the outstanding Common Stock, no par value, of the Registrant (the “Common Stock”).
(2)	Represents shares underlying options under the Covalent Group, Inc. 2002 Equity Incentive Plan (the “2002 Plan”).
(3)	Represents shares underlying options under the Amended and Restated 1996 Covalent Group, Inc. Incentive Plan (the “1996 Plan”) which are in addition to the 2,500,000 shares underlying options under the 1996 Plan previously registered on a registration statement on Form S-8 filed on May 24, 2000 (Registration No. 333-37756).
(4)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of: (i) the weighted average of the option exercise price of $2.42 with respect to outstanding options to purchase 406,893 shares of Common Stock under the 2002 Plan; and (ii) the average of the high and low sales prices of shares of Common Stock on the Nasdaq Small Cap Market on May 18, 2004 of $3.77 with respect to the 587,773 shares subject to future grant under the 2002 Plan.
(5)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of: (i) the option exercise price of $3.90 with respect to outstanding options to purchase 18,994 shares of Common Stock under the 1996 Plan; and (ii) the average of the high and low sales prices of shares of Common Stock on the Nasdaq Small Cap Market on May 18, 2004 of $3.77 with respect to the 481,006 shares subject to future grant under the 1996 Plan.

EXPLANATORY NOTE

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) up to 994,666 shares of its no par value common stock (the “Common Stock”) for issuance under the Covalent Group, Inc. 2002 Equity Incentive Plan (the “2002 Plan”), and (ii) pursuant to General Instruction E of Form S-8, up to 500,000 shares of Common Stock for issuance pursuant to the Amended and Restated 1996 Covalent Group, Inc. Stock Incentive Plan (the “1996 Plan” and, together with the 2002 Plan, the “Plans”) which are in addition to 2,500,000 shares previously registered on a registration statement on Form S-8 (the “2000 Form S-8”) filed on May 24, 2000 (Registration No. 333-37756) The contents of the 2000 S-8 are incorporated by reference into this Registration Statement.

This Registration Statement also includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for reofferings or resales on a continuous or delayed basis in the future of shares of Common Stock that constitute “control securities” or “restricted securities” that have been or may be issued by the Registrant to the selling stockholders pursuant to the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Covalent Group, Inc., One Glenhardie Corporate Center, 1275 Drummers Lane, Suite 100, Wayne, Pennsylvania, 19087, Attention: Corporate Secretary; telephone number (610) 975-9533.

NOTE: The Reoffer Prospectus referred to in the Explanatory Note follows this page.

REOFFER PROSPECTUS

1,485,500 Shares

COVALENT GROUP, INC.

Common Stock

This prospectus relates to 1,485,500 shares of our common stock, which may be offered and resold from time to time by the selling stockholders identified on page 10 of this prospectus. We have issued and may from time to time issue shares of our common stock to the selling stockholders under the Covalent Group, Inc. 2002 Equity Incentive Plan (the “2002 Plan”) and the Amended and Restated 1996 Covalent Group, Inc. Stock Incentive Plan (the “1996 Plan” and, together with the 2002 Plan, the “Plans”).

The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the common stock through public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will receive all of the net proceeds from the sale of the shares. We will not receive any proceeds from the sale of the shares. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders.

Our common stock is listed on the NASDAQ Small Cap Market under the symbol “CVGR.” On May 20, 2004, the last sale price of our common stock as reported by the NASDAQ Small Cap Market was $3.80 per share.

Investing in our common stock involves significant risks. You should read the “ Risk Factors” section beginning on page 1 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 21, 2004

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these shares by any person in any jurisdiction in which it is unlawful for that person to make such an offer, solicitation or sale.

We sometimes refer to Covalent Group, Inc. as “Covalent.” To understand this offering fully, you should read this entire document carefully, including particularly the “Risk Factors” section, as well as the documents identified in the section titled “Where You Can Find More Information.”

-i-

THE COMPANY

We are a clinical research organization (a “CRO”) who is a leader in the design and management of complex clinical trials for the pharmaceutical, biotechnology and medical device industries. Our mission is to provide our clients with high quality, full-service support for their clinical trials. We offer therapeutic expertise, experienced management and advanced technologies. Our headquarters is in Wayne, Pennsylvania and our International operations are based in Guildford, Surrey, United Kingdom.

Our clients consist of many of the largest companies in the pharmaceutical, biotechnology and medical device industries. From protocol design and clinical program development, to proven patient recruitment, to managing the regulatory approval process, we have the resources to directly implement or manage Phase I through Phase IV clinical trials and to deliver clinical programs on time and within budget. We have clinical trial experience across a wide variety of therapeutic areas, such as cardiovascular, endocrinology/metabolism, diabetes, neurology, oncology, immunology, vaccines, infectious diseases, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. We have the capacity and expertise to conduct clinical trials on a global basis. As of March 31, 2004, we were managing studies in 22 countries, including the United States, Canada, Western and Eastern Europe, the Middle East, South Africa, Australia and Scandinavia.

Our principal and executive offices are located at One Glenhardie Center, 1275 Drummers Lane Suite 100, Wayne, PA 19087. Our telephone number is (610) 975-9533 and our website address is www.covalentgroup.com.

RISK FACTORS

You should carefully consider the risk factors listed below. These risk factors may cause our future earnings or our financial condition to be less favorable than we expect. This list includes only the risk factors that we believe are most important and is not a complete list of risks. Other risks may be significant, and the risks listed below may affect us to a greater extent than indicated. You should read this section together with the other information in this prospectus and the documents that are incorporated into this prospectus by reference.

Failure to develop new business in our intensely competitive industry will cause our revenues to decline.

The market for contract research services is highly competitive. We primarily compete against in-house departments of pharmaceutical, biotechnology and medical device companies and other contract research organizations. Competitors in our industry range from small, limited-service providers to full service, global contract research organizations. Many of our competitors have an established global presence, including: Quintiles Transnational Corp., Covance, Inc., Parexel International Corporation, Pharmaceutical Product Development, Inc., Icon Clinical Research, and Kendle International, Inc. These competitors have substantially greater financial and other resources than we do. Significant factors in determining whether we will be able to compete successfully include: our consultative and clinical trials design capabilities; our reputation for on-time quality performance; our expertise and experience in specific therapeutic areas; the scope of our service offerings; our ability to recruit investigators and study subjects in a timely manner; our strength in various geographic markets; the price of our services; our ability to acquire, process, analyze and report data in a time-saving and accurate manner through our TeleTrial® technology; our global data services capabilities; our ability to manage large-scale clinical trials both domestically and internationally; and our size.

If our services are not competitive based on these or other factors and we are unable to develop an adequate level of new business, our business, backlog position, financial condition and results of operations will be materially and adversely affected. In addition, we may compete for fewer customers arising out of consolidation within the pharmaceutical industry and the growing tendency of drug companies to outsource to a smaller number of preferred contract research organizations.

Our services may from time to time experience periods of increased price competition that could have a material adverse effect on our profitability and revenues. Additionally, the CRO industry is not highly capital-intensive, and the financial costs of entry into the industry are relatively low. Therefore, as a general matter, the industry has few barriers to entry. Newer, smaller entities with specialty focuses, such as those aligned to a specific disease or therapeutic area, may compete aggressively against us for clients.

We depend on a small number of industries and clients for our business, and the loss of one of our significant clients could cause revenues to drop quickly and unexpectedly.

We provide services to the pharmaceutical, biotechnology and medical device industries and our revenue is highly dependent on expenditures by clients in these industries. Our operations could be materially and adversely affected if:

•	our clients reduce their research and development expenditures or reduce the rate of growth in their research and development expenditures;

•	consolidation in the pharmaceutical, biotechnology or medical device industries leads to a smaller client base for us;

•	one or more significant studies are terminated as a result of the failure of the product to satisfy safety requirements, unexpected or undesired clinical results, or other reasons; or

•	our clients’ businesses experience financial problems or are affected by a general economic downturn.

Three of our clients account for a significant percentage of our revenues. For the three months ended March 31, 2004, net revenues from our three largest clients amounted to 56% of our net revenues, with the three largest clients representing 25%, 18% and 13% of net revenue, respectively. For the three months ended March 31, 2003, net revenues from our three largest customers amounted to 79% of our net revenues, with the three largest clients representing 47%, 27% and 5% of net revenue, respectively. For the year ended December 31, 2003, net revenues from our three largest clients amounted to 69% of our net revenues, with the three largest clients representing 41%, 21%, and 7% of net revenues, respectively. For the year ended December 31, 2002, net revenues from our three largest clients amounted to 86% of our net revenues, with the three largest clients representing 46%, 30%, and 10% of net revenues, respectively. For the year ended December 31, 2001, net revenues from our three largest clients amounted to 85% of our net revenues, with the three largest clients representing 55%, 18%, and 12% of net revenues, respectively. We expect that a relatively small number of customers will continue to represent a significant percentage of our net revenue. Our contracts with these clients generally can be terminated on short notice. The loss of business from any one of these significant clients or failure of us to continue to obtain new business would have a material and adverse effect on our business and revenues.

Loss of key personnel, or failure to attract and retain additional personnel, may cause the success and growth of our business to suffer.

Our future success depends on the personal efforts and abilities of the principal members of our senior management and scientific team to provide strategic direction, develop business, provide service to our clients, manage our operations and finances, and maintain a cohesive and stable environment. Specifically, we are substantially dependent upon the efforts of Kenneth M. Borow, M.D., our President and Chief Executive Officer. In addition, we depend on John Hall, M.D., our Chief Medical Officer and Managing Director – International and Alison O’Neill, Senior Vice President, Global Operations. Although we have an employment agreement with Dr. Borow, this does not mean Dr. Borow will remain with us. We currently do not have an employment agreement with Dr. Hall or Ms. O’Neill. The loss of services of any of our key executives would have a material and adverse affect on our business operations and our results of operations.

Our performance also depends on our ability to attract and retain management and qualified professional, scientific and technical operating staff. Competition for these skilled personnel, particularly those with a medical degree, a Ph.D. or equivalent degrees, is intense. We compete with contract research organizations, pharmaceutical and biotechnology companies, and academic and research institutions to recruit skilled personnel. Our inability to continue to attract and retain qualified staff could have a material and adverse affect on our business plan, results of operations and financial condition.

The fixed price nature of the company’s contracts could have a negative impact on our operating results.

The majority of our contracts are at fixed prices. As a result, we bear the risk of cost overruns. If we fail to adequately price our contracts, fail to effectively estimate the cost to complete contracts, or if we experience significant cost overruns, our operating results and financial condition could be materially and adversely affected. In 2003, we had to commit unanticipated resources to complete projects, resulting in higher costs and lower operating margins on those projects. We might experience similar situations in the future, which would have a material and adverse impact on our operating results.

We may bear financial losses because our contracts may be delayed or terminated or reduced in scope for reasons beyond our control.

Our contracts generally may be terminated or reduced in scope either immediately or upon notice. Clients may terminate or delay their contracts for a variety of reasons, including, but not limited to: the failure of products to satisfy safety requirements; unexpected or undesired clinical results; merger or potential merger related activities; the client’s budget constraints; the client’s decision to terminate the development of a particular product or to end a particular study; insufficient patient enrollment in a study; insufficient investigator recruitment; manufacturing problems resulting in shortages of the product; or our failure to perform our obligations under the contract. This risk of loss or delay of contracts potentially has greater effect as we pursue larger outsourcing arrangements with global pharmaceutical companies. Also, over the past two years we have observed that customers may be more willing to delay, cancel or reduce contracts more rapidly than in the past. If this trend continues, it could become more difficult for us to balance our resources with demands for our services and our financial results could be adversely affected.

In addition, companies may proceed with fewer clinical trials or conduct them without assistance of contract research organizations as a result of changing priorities or other internal considerations. These factors may cause such companies to cancel contracts with CROs.

In general, our contracts entitle us to receive the costs of winding down the terminated project, as well as all fees earned by us up to the time of termination. The loss, reduction in scope or delay of a significant contract or the loss or delay of multiple contracts could materially and adversely affect our business and results of operations.

If we are unable to attract suitable willing volunteers for the clinical trials of our clients, our results could be materially and adversely affected.

One of the factors on which we compete is the ability to recruit volunteers for the clinical studies we manage on behalf of our clients. These clinical trials rely upon the ready accessibility and willing participation of volunteer subjects. These subjects generally include volunteers from the communities in which the studies are conducted, which to date have provided an adequate pool of potential subjects for research studies. Many of our contracts include specific milestone payments directly tied to the recruitment of study subjects. The trials we manage and our operating results could be materially and adversely affected if we are unable to attract suitable and willing volunteers on a consistent basis.

Our drug or biologics development programs could result in potential liability to us.

We also contract with physicians to serve as investigators in conducting clinical trials. Such testing creates risk of liability for personal injury to or death of volunteers, particularly to volunteers with life-threatening illnesses, resulting from adverse reactions to the drugs administered during testing. It is possible third parties could claim that we should be held liable for losses arising from any professional malpractice of the investigators with whom we contract or in the event of personal injury to or death of persons participating in clinical trials. We do not believe we are legally accountable for the medical care rendered by third party investigators, and we would vigorously defend any such claims. However, such claims may still be brought against us requiring us to incur legal defense costs, and it is possible we cold be found liable for these types of losses.

Changes in outsourcing trends in the pharmaceutical and biotechnology industries could materially and adversely affect our operating results and growth rate.

Industry trends and economic factors that affect our clients in the pharmaceutical, biotechnology and medical device industries also affect our business. Our revenues depend greatly on the expenditures made by the pharmaceutical, biotechnology and medical device industries in research and development. The practice of many companies in these industries has been to hire outside organizations like us to conduct clinical research projects. This practice has grown significantly in the last decade, and we have benefited from this trend. However, if this trend were to change and companies in these industries were to reduce the number of research and development projects they outsource, our business could be materially and adversely affected. For example, over the past year, mergers and other factors in the pharmaceutical industry appear to have slowed decision-making by pharmaceutical companies and delayed drug development projects. Continuation or increase of these trends could have a negative affect on our business.

Additionally, numerous governments and managed care organizations have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If future regulatory cost containment efforts limit the profits that can be derived on new drugs, our clients might reduce their research and development spending, which could reduce our business.

Failure to comply with existing regulations could harm our reputation and our operating results.

Any failure on our part to comply with applicable regulations could result in the termination of on-going clinical research or the disqualification of data for submission to regulatory authorities. For example, if we were to fail to verify that patient participants were fully informed and have fully consented to a particular clinical trial, the data collected from that trial could be disqualified. If this were to happen, we could be contractually required to repeat the trial at no further cost to our client, but at a substantial cost to us. The issuance of a notice from the FDA based upon a finding of a material violation by us of GCP requirements could result in contractual liability to our clients and/or the termination of ongoing studies which could materially and adversely affect our results of operations. Furthermore, our reputation and prospects for future work could be materially and adversely diminished.

Our business has experienced substantial expansion in the past and we must properly manage that expansion.

Our business has expanded substantially in the past. Rapid expansion could strain our operational, systems, human and financial resources. If we fail to properly manage our expansion, our results of operations and financial condition might be adversely affected. In order to manage expansion, we must: continue to improve our operating, administrative and information systems; accurately predict our future personnel and resource needs to meet client contract commitments; effectively track and manage the progress of on-going client projects; provide adequate training and appropriate quality assurance procedures; and attract and retain qualified management, sales, professional, scientific and technical operating personnel.

We will face additional risks in expanding our foreign operations. Specifically, we might find it difficult to: assimilate differences in foreign business practices and regulations; hire and retain qualified personnel; and overcome language and cultural barriers. In addition, global and regional economic conditions may impact our success growing the international aspect of our business.

Our backlog may not be indicative of future results.

As of March 31, 2004, our backlog was $11 million and, as of December 31, 2003, our backlog was $13 million. The backlog represents anticipated net revenue from uncompleted projects with our clients. We cannot be certain that the backlog we have reported will be indicative of our future results. A number of factors may affect our backlog, including: the ability of clients to reduce or expand the size and duration of the projects (some are performed over several years); the termination or delay of projects; and a change in the scope of work during the course of a project.

Also, if clients delay projects, the projects will remain in backlog, but will not generate revenue at the rate originally expected. Accordingly, historical indications of the relationship of backlog to revenues may not be indicative of future results.

If we are unable to successfully develop and market new services in the U.S. and internationally, our results could be materially and adversely affected.

An element of our growth strategy is the successful development and marketing of new services that complement or expand our existing business. If we are unable to develop new services and create demand for those newly developed services, we may not be able to implement this element of our growth strategy, and our future business, results of operations and financial condition could be materially and adversely affected. For example, we have invested in the creation and administrative set-up of our International subsidiary, Covalent Group, Ltd. We may need to make additional investments in this subsidiary in the future in order for it to achieve our objectives. The profitability of this subsidiary depends, in part, on client acceptance and use of its services. There can be no assurance that this subsidiary will be profitable in the future or that any revenue resulting from it will be sufficient to recover our investment in the subsidiary. If our International subsidiary does not develop as anticipated, our business, financial condition and results of operations may be materially and adversely affected.

Changes in governmental regulation could reduce the need for the services we provide, which would negatively affect our future business opportunities.

In recent years the United States Congress and state legislatures have considered various types of health care reform in order to control growing health care costs. The United States Congress and state legislatures may again address health care reform in the future. We are unable to predict what legislative proposals will be adopted in the future, if any. Similar reform movements have occurred in Europe and Asia.

Implementation of health care reform legislation that results in additional costs to develop new drugs could limit the profits that can be made by our clients from the development of new products. This could adversely affect our clients’ research and development expenditures, which could in turn decrease the business opportunities available to us both in the United States and elsewhere in the world. In addition, new laws or regulations may create a risk of liability, increase our costs or limit our service offerings. We cannot predict the likelihood of any of these events.

Governmental agencies throughout the world, but particularly in the United States, strictly regulate the drug development and approval process. Our business involves helping pharmaceutical, biotechnology and medical device companies navigate the regulatory drug approval process. Changes in regulation, such as relaxation in regulatory requirements or the introduction of simplified drug approval procedures or an increase in regulatory requirements that we have difficulty satisfying, could eliminate or substantially reduce the need for our services. These and other changes in regulation could have an impact on the business opportunities available to us. As a result, our business, results of operations and financial condition could be materially and adversely affected.

Proposed and future laws and regulations, including the confidentiality of patient information, might increase the cost of our business, increase our risks of liability or limit our service offerings.

Federal or state authorities might adopt healthcare legislation or regulations that are more burdensome than existing regulations. These changes in regulation could increase our expenses or limit our ability to offer some of our products or services. For example, the confidentiality of patient specific information and the circumstances under which it may be released for inclusion in our databases or used in other aspects of our business are subject to substantial government regulation. Additional legislation governing the possession, use and dissemination of medical record information and other personal health information has been proposed at both the state and national levels. Proposed federal regulations governing patient specific health information might require us to implement new security measures that require substantial expenditures or limit our ability to offer some of our products and services. These regulations might also increase our costs by creating new privacy requirements and mandating additional privacy procedures for our business, thereby materially and adversely affecting our results of operations and financial condition.

Our operating results have fluctuated between quarters and years and may continue to fluctuate in the future.

Our quarterly and annual operating results have varied, and will continue to vary as a result of a variety of factors, many of which are beyond our control. Factors that may cause these variations include: the commencement, completion or cancellation of large contracts; the progress of on-going projects; changes in the mix of services offered; our ability to successfully negotiate contract amendments in a timely manner; and the timing and amount of start-up costs incurred in connection with the introduction of new products, services or subsidiaries.

A significant percentage our operating costs are fixed. The timing of the completion, delay or loss of contracts, or the progress of client projects, can cause our operating results to vary substantially between reporting periods. We believe that operating results for any particular quarter are not necessarily a meaningful indication of future results. While fluctuations in our quarterly or annual operating results could negatively impact the market price of our common stock, these fluctuations may not be related to our future overall operating performance.

Our operations may be interrupted by the occurrence of a natural disaster or other catastrophic event.

We depend upon our customers, study sites and our facilities, as well as the ability to readily travel among these, for the continued operation of our business. We also depend upon the continuous, effective, reliable and secure operation of our computer hardware, software, networks, telecommunications networks, Internet servers and related infrastructure. We have contingency plans in effect for natural disasters or other catastrophic events. However, catastrophic events, including terrorist attacks, could still disrupt our operations, those of our customers or study sites, or our ability to travel among these locations, which would also affect us. Although we carry business interruption insurance, we might suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies. Any natural disaster or catastrophic event affecting our facilities could have a material and adverse affect on our business and results of operations.

We may have exposure to substantial personal injury claims and may not have adequate insurance to cover such claims.

Our business primarily involves the testing of experimental drugs and biologics or other regulated FDA products on consenting human volunteers pursuant to a study protocol. These tests create a risk of liability for personal injury to or death of volunteers resulting from negative reactions to the drugs administered or from improper care provided by third party investigators, particularly to volunteers with life-threatening illnesses. In connection with many clinical trials, we contract with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. We do not believe that we are legally accountable for the medical care rendered by third party investigators, and we seek to limit our liability with our clients, third party investigators and others. Although our contracts with clients generally include indemnity provisions and we have loss insurance, our financial condition and results of operations could be materially and adversely affected if we had to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or insurance coverage. Additionally, our financial condition could be adversely affected if our liability exceeds the amount of its insurance.

We believe that our risks are generally reduced by the following: contracts with our clients and, where applicable, investigators containing provisions entitling us to be indemnified by them; insurance maintained by our clients, investigators, where applicable, and by us; and various regulatory requirements we must follow in connection with our business.

Contractual indemnifications generally do not protect us against liability arising from certain of our own actions, such as negligence. Our financial condition and results of operations could be materially and adversely affected if we were required to pay damages or bear the cost of defending any claim which is not covered by a contractual indemnification provision, in the event that a party who must indemnify us does not fulfill its indemnification obligations or which is beyond the level of our insurance coverage. In addition, we may not be able to continue to maintain adequate insurance coverage on terms acceptable to us.

Our success depends on our ability to keep pace with rapid technological changes that could make our products and services less competitive or obsolete.

The clinical research aspects of the pharmaceutical, biotechnology and medical device industries are subject to increasingly rapid technological changes. Our competitors or others might develop technologies, products or services that are more effective or commercially attractive than our current or future technologies, products or services, or render our technologies, products or services less competitive or obsolete. For example, if our TeleTrial® system were to become less competitive or obsolete, our ability to develop new business and our operating results would be adversely affected. If competitors introduce superior technologies, products or services and we cannot make enhancements to our technologies, products and services necessary for us to remain competitive, our competitive position, and in turn our business, results of operations and financial condition, would be materially and adversely affected.

Our revenues and earnings are exposed to exchange rate fluctuations as well as international economic, political and other risks.

Approximately 10% of our net revenues for the three months ended March 31, 2004, and approximately 6% of our net revenues for the fiscal year ended December 31, 2003, were derived from contracts denominated in currencies other than U.S. dollars. Our financial statements are denominated in U.S. dollars. As a result, factors associated with international operations, including changes in foreign currency exchange rates, could affect our results of operations and financial condition.

We offer many of our services on a worldwide basis and we are therefore subject to risks associated with doing business internationally. We anticipate that net revenues from international operations will grow in the future and will represent a greater percentage of total net revenues. As a result, our future results could be negatively affected by a variety of factors, including: changes in a specific country’s political or economic conditions; potential negative consequences from changes in tax laws; difficulty in staffing and managing widespread operations; and unfavorable labor regulations applicable to our International operations.

Future acquisitions could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our business.

The majority of our growth is expected to be generated internally. In addition, current market conditions may provide us with the opportunity to partner with other quality institutions in the CRO market. As such, acquisitions that make financial sense, fill a strategic need, are of a manageable size, and complement our core competencies would be considered as a means to further supplement our internal growth. Although we may attempt to grow our business through acquisitions, we may not be able to identify acceptable businesses to acquire or be successful in negotiating mutually agreeable terms; and if we are successful in acquiring businesses, we may not be successful in integrating the acquired business with our existing operations and we may not realize the benefits anticipated from the acquisition of businesses. Although we have not previously used acquisitions as a means to expand our business, we may consider strategic acquisitions in the future. However, we may not be able to identify suitable acquisition opportunities or obtain any necessary financing on acceptable terms. Further, any future acquisitions could involve other risks, such as the assumption of additional expenses and liabilities, the dilution of earnings or dilution of our existing stockholders percentage of ownership, potential losses resulting from undiscovered liabilities of the acquired business not covered by indemnification we may obtain from the seller, and the diversion of management’s attention from other business concerns.

If we were to close an acquisition, we would need to integrate the acquisition into our business operations. In doing so, we may face difficulties in coordinating and assimilating geographically separated units or organizations and integrating, motivating and retaining personnel with diverse business backgrounds. Further, we may not be able to successfully implement appropriate operational, financial and management systems and controls to achieve the anticipated benefits from an acquisition. In addition, our ability to integrate an acquisition could be affected by factors beyond our control, including regulatory developments, general economic conditions, and increased competition. The integration of an acquisition may also result in disruption to our existing business and the loss of existing key personnel and clients, or the loss of the acquired business’ key personnel or clients.

An acquisition of a foreign business may involve still more risks, including not being able to successfully assimilate differences in foreign business practices and overcoming language barriers.

The occurrence of one or more of the above, or other factors, may adversely affect our ability to achieve the benefits anticipated from an acquisition. As a result, our financial condition or results of operations may be materially and adversely affected and we may not be able to grow our business in the manner we desire.

Our stock price may be volatile and could experience substantial declines.

The market price of our common stock has experienced historical volatility and might continue to experience volatility in the future in response to quarter-to-quarter variations in: operating results; changes in backlog and new business results; the issuance of analysts’ reports; market conditions in the industry; prospects of health care reform; changes in governmental regulations; and changes in general conditions in the economy or the financial markets.

The general equity markets have also experienced significant fluctuations in value. This volatility and the market variability has affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and may adversely affect the price of our common stock.

We have never declared a cash dividend on our common stock and do not anticipate paying cash dividends in the foreseeable future. Instead, we intend to retain future earnings for reinvestment in our business.

Failure to satisfy NADSAQ SmallCap Market maintenance criteria could negatively impact the liquidity and market price of our common stock.

Our common stock trades on the NASDAQ SmallCap Market. There are several requirements for continued listing on the NASDAQ SmallCap Market including, but not limited to, a minimum stock price of $1.00 per share and either (a) $2.0 million or more in tangible net worth, (b) market capitalization of $35.0 million or more, or (c) net income in the last fiscal year, or two of the last five fiscal years, of $500,000 or more.

If our common stock price closes below $1.00 per share for 30 consecutive days, we may receive notification from NASDAQ that our common stock will be delisted from the NASDAQ SmallCap Market unless the stock closes at or above $1.00 per share for at least ten consecutive days during the 90-day period following such notification. In the future, our common stock price or tangible net worth may fall below the NASDAQ SmallCap Market listing requirements, or we may not comply with other listing requirements, with the result being that our common stock might be delisted. If our common stock is delisted, we may list our common stock for trading over-the-counter. Delisting from the NASDAQ SmallCap Market could adversely affect the liquidity and price of our common stock and it could have a long-term impact on our ability to raise future capital through a sale of our common stock. In addition, it could make it more difficult for investors to obtain quotations or trade our stock.

Our common stock may not continue to qualify for exemption from the “penny stock” restrictions, which may make it more difficult for you to sell your shares.

The SEC has adopted regulations which define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, these rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule relating to the penny stock market. Disclosure is also required to be made about current quotations for the securities and about commissions payable to both the broker-dealer and the registered representative. Finally, broker-dealers must send monthly statements to purchasers of penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These penny stock restrictions will not apply to our shares of common stock as long as: (1) they continue to be listed on the NASDAQ SmallCap Market; (2) certain price and volume information is publicly available about our shares on a current and continuing basis; and (3) we meet certain minimum net tangible assets or average revenue criteria. Our common stock may not continue to qualify for an exemption from the penny stock restrictions. If our shares of common stock were subject to the rules on penny stocks, the liquidity of our common stock would be adversely affected.

There is a limited trading market for our common stock; you may not be able to resell your shares at or above the price you pay for them.

Although our common stock is listed for trading on the SmallCap Market of the Nasdaq Stock Market, the trading in our common stock has substantially less liquidity than many other companies quoted on the Nasdaq Stock Market. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. We cannot provide any assurance that the offering will increase the volume of trading in our common stock.

Future sales of shares of our common stock in the public market, or the perception that such sales may occur, may depress our stock price.

If our existing shareholders sell substantial amounts of our common stock in the public market following this offering, or if there is a perception that these sales may occur, the market price of our common stock could decline. Following completion of this offering, we will have outstanding 14,181,526 shares of common stock that are tradable in the public market.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some statements in this prospectus and the documents incorporated in it by reference contain forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “anticipate” or other similar words. You should read statements that contain these words carefully. They discuss our future expectations, contain projections concerning our future results of operations or our financial conditions or state other forward-looking information, and may involve known and unknown risks over which we have no control. We cannot guarantee any future results, level of activity, performance or achievements. Moreover, we assume no obligation to update forward-looking statements or update the reasons why actual results could differ materially from those anticipated in forward-looking statements. The factors discussed in the section captioned “Risk Factors,” and elsewhere in this prospectus and the documents incorporated in it by reference identify important factors that may cause our actual results to differ materially from the expectations we described in our forward-looking statements.

USE OF PROCEEDS

The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any of the proceeds from any sale of shares by the selling stockholders.

SELLING STOCKHOLDERS

The names of the selling stockholders who may be our affiliates and the positions, offices and other material relationships which each selling stockholder has had with us since May 12, 2001 are as follows:

Selling Stockholder	Position Held or Other Relationship
Kenneth M. Borow, M.D.	Dr. Borow currently serves and has served as a Director of the Company since 1998 and has been President and Chief Executive Officer of the Company since January 2000.

Earl M. Collier, Jr.	Mr. Collier currently serves and has served as a Director of the Company since 2002.

Thomas E. Hodapp	Mr. Hodapp currently serves and has served as a Director of the Company since 2001.

Scott M. Jenkins	Mr. Jenkins currently serves and has served as a Director of the Company since 2001.

John D. Hall, MB., ChB.	Dr. Hall has been Vice President and Managing Director, International Clinical Operations, for the Company since November 2000.

Daniel Hood	Mr. Hood has been the Company’s Principal Accounting Officer since January 1, 2004. Mr. Hood previously served as the Finance Manager and Controller of the Company from January 2001 until December 2003.

Alison O’Neill	Mrs. O’Neil has been Senior Vice President, Clinical Operations of the Company since January 1, 2004. Mrs. O’Neill previously served as Vice President of Global Project Management of the Company from April 2001 until December 31, 2003.

The following table sets forth, for each selling stockholder as of May 12, 2004, the number of shares of our common stock beneficially owned by the selling stockholders and the minimum number that may be offered by the selling stockholders using this prospectus. We prepared this table based on the information supplied to us by the selling stockholders named in the table. Beneficial ownership is calculated based upon requirements of the U.S. Securities and Exchange Commission (the “SEC”) and is not necessarily indicative of beneficial ownership for any other purpose. The table is based on 13,196,026 shares of our common stock outstanding as of May 12, 2004.

The shares of common stock covered by this prospectus are shares that have been acquired or may be acquired through the exercise of options issuable under the Plans. Pursuant to Rule 416 under the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock. We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell all or any of the shares offered by this prospectus.

The selling stockholders may in the future acquire additional options under the Plans, and may acquire shares of Common Stock upon exercise of those options, and they may sell those additional shares using this prospectus. Because the selling stockholders may from time to time offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus as of the date of this prospectus will be held by the selling stockholders.

This prospectus may be amended or supplemented from time to time to add or delete the names of selling stockholders to or from the list of selling stockholders or to otherwise amend or supplement the information in the table set forth below.

	Common Stock Beneficially Owned Prior to May 12, 2004			Shares that may be Offered (3)	Common Stock to be Beneficially Owned After Offering
Name	Shares(1)		Percent		Shares	Percent(3)
Kenneth M. Borow, M.D.	1,469,568	(2)	10.78%	1,050,000	419,568	2.96%
Earl M. Collier, Jr.	72,500		*	72,500	—	—
Thomas E. Hodapp	492,201		3.74%	82,500	409,701	2.89%
Scott M. Jenkins	102,200		*	82,500	—	—
John D. Hall, MB., ChB.	63,417		*	105,000	—	—
Daniel Hood	9,667		*	20,000	—	—
Alison O’Neill	22,133		*	73,000	—	—

(1)	The amounts shown include shares of Common Stock which may be acquired currently or within 60 days of May 12, 2004 through the exercise of stock options, as follows: Dr. Borow—540,000 shares; Mr. Collier—72,500 shares; Mr. Jenkins—82,500 shares; Mr. Hodapp—82,500 shares; Dr. Hall—71,667 shares; Mr. Hood—9,667 shares; and Mrs. O’Neill—22,133 shares. As of May 12, 2004, the total amount of outstanding options held by each selling stockholder is as follows: Dr. Borow—550,000 shares; Mr. Collier—72,500 shares; Mr. Jenkins—82,500 shares; Mr. Hodapp—82,500 shares; Dr. Hall—105,000 shares; Mr. Hood—20,000 shares; and Mrs. O’Neill—73,000 shares.
(2)	Includes 39,000 shares owned indirectly that are held by certain members of Dr. Borow’s immediate family and over which Dr. Borow has sole investment and voting power. Of the shares owned by Dr. Borow, 460,000 shares have been pledged as collateral for a promissory note to Richard D. Propper, M.D. payable in August 2005.
(3)	Assumes the exercise in full of all of the options granted to the selling shareholders under the Plans as of the date of this prospectus, and includes options not yet vested pursuant to the terms of the grant and Plan. The amount shown for Dr. Borow includes 500,000 shares previously purchased upon the exercise of stock options granted under the 1996 Plan.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes partners, pledgees, donees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a pledge, gift, partnership or similar distribution or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of The Nasdaq National Market;

•	through brokers pursuant to pre-arranged sales plans intended to qualify under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	in privately negotiated transactions.

In connection with distributions of the shares or otherwise, the selling stockholders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell the shares short and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition, the selling stockholders may sell all or a portion of the shares that qualify for sale pursuant to Rule 144 and 145 of the Securities Act rather than pursuant to this prospectus.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. Selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Pepper Hamilton LLP, Berwyn, Pennsylvania.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-8, of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock offered pursuant to this prospectus. As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to that Registration Statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of those documents filed as exhibits to the registration statement or otherwise filed by us with the Securities and Exchange Commission for a more complete understanding of the matters involved. Each statement concerning those documents is qualified in its entirety by such reference.

We are also subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at “www.sec.gov” that contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC, including Covalent. You may also find copies of reports, proxy and information statements we file electronically with the SEC via a link to “Investor Relations” from our website at “www.covalentgroup.com.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC regulations allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this prospectus. Information incorporated by reference from earlier documents is superseded by information set forth herein and information that has been incorporated by reference from more recent documents.

The following documents filed by Covalent with the SEC are incorporated in this prospectus by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	The information required by Part III, Items 10 through 14, of Form 10-K, which is incorporated by reference to our definitive proxy statement for our 2004 annual meeting of stockholders;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 17, 2004; and

•	The description of our common stock contained in the our registration statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of the our common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You can obtain any of the documents incorporated by reference from the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference also are available from us without charge, including any exhibits specifically incorporated by reference therein. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Covalent at the following address:

David Weitz

Corporate Secretary

Covalent Group, Inc.

One Glenhardie Center

1275 Drummers Lane

Suite 100

Wayne, PA 19087

Telephone: (610) 975-9533

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated May 21, 2004. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

1,485,500 SHARES

COVALENT GROUP, INC.

COMMON STOCK

PROSPECTUS

May 21, 2004

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The SEC regulations allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this prospectus. Information incorporated by reference from earlier documents is superseded by information set forth herein and information that has been incorporated by reference from more recent documents.

The following documents filed by Covalent with the SEC are incorporated in this prospectus by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	The information required by Part III, Items 10 through 14, of Form 10-K, which is incorporated by reference to our definitive proxy statement for our 2004 annual meeting of stockholders;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 17, 2004; and

•	The description of our common stock contained in the our registration statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of the our common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You can obtain any of the documents incorporated by reference from the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference also are available from us without charge, including any exhibits specifically incorporated by reference therein. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Covalent at the following address:

David Weitz

Corporate Secretary

Covalent Group, Inc.

One Glenhardie Center

1275 Drummers Lane

Suite 100

Wayne, PA 19087

Telephone: (610) 975-9533

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and, in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged liable to the corporation, unless and only to the extent that, the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The Certificate of Incorporation of the Registrant limits the personal liability of directors to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this limitation does not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers which require the Registrant to indemnify officers and directors for any expenses incurred by any officer or director. In addition, the Registrant’s Bylaws provides for indemnification, to the full extent authorized by the DGCL, of any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action or proceeding, whether criminal, civil, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
4.1	Covalent Group, Inc. 2002 Equity Incentive Plan.(1)

4.2	Amended and Restated 1996 Covalent Group, Inc. Stock Incentive Plan.(2)

5.1	Opinion of Pepper Hamilton LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5).

24	Power of Attorney (included on the Signature Page of this Registration Statement).

(1)	Incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 30, 2002.
(2)	Incorporated by reference to the Company’s Definitive Revised Proxy Statement on Schedule 14A filed on May 10, 2000.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby also undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on May 20, 2004.

COVALENT GROUP, INC.

By:	/s/ Kenneth M. Borow
Kenneth M. Borow, M.D.,
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Kenneth M. Borow his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Date: May 20, 2004	/s/ Kenneth M. Borow
Kenneth M. Borow, M.D.,
President, Chief Executive Officer and Director

Date: May 20, 2004	/s/ Earl M. Collier, Jr.
Earl M. Collier, Jr.
Director

Date: May 20, 2004	/s/ Thomas A. Hodapp
Thomas A. Hodapp
Director

Date: May 20, 2004	/s/ Scott M. Jenkins
Scott M. Jenkins
Director

INDEX TO FILED EXHIBITS

Exhibit Number	Description
5.1	Opinion of Pepper Hamilton LLP.

23.1	Consent of Deloitte & Touche LLP.